Exhibit 10.30

October 17, 2014

Glen Griffiths

Dear Glen,

I am pleased to conditionally offer you the position of Senior Vice President, Quality and Reliability, (HR Grade EXEC3) with Bloom Energy Corporation (the “Company”). In this full-time, exempt position, you will report to KR Sridhar and will be based out of our Sunnyvale Corporate Headquarters. Your annual starting salary will be $305,000 less applicable withholdings and deductions, and you will be paid semi-monthly in accordance with the Company’s normal payroll practices. Pursuant to the terms of the Quarterly Incentive Program Policy, you are eligible to receive an annual discretionary bonus which is a 50% target of your salary and is paid quarterly.

We will recommend that the Company’s Board of Directors grant you an option to purchase 165,000 shares of the Company’s Common Stock at a share price equal to the Common Stock’s fair market value on the date of grant. The vest commencement date of the shares subject to this grant will be the date your employment commences. The grant is subject to your continued employment with the Company. Your stock options will vest over five years as follows: 20% of your shares will vest on your first anniversary date of employment, and 1/60 of your shares will vest each of the 48 months thereafter.

In addition to the above option award, the Company will also recommend that the Board of Directors grant you 35,000 Restricted Stock Units (RSUs). This RSU grant will vest 50% at the end of the lock-up period following an IPO and the remaining 50% will vest on the 1 year anniversary of the initial vesting date, subject to your continuous employment with the company during this time.

You will also be eligible to receive benefits that the Company generally provides to its employees, consistent with the eligibility terms of those programs. A more detailed description of these benefits will be provided to you upon joining the Company.

Your offer of employment is conditioned upon a satisfactory (in the Company’s discretion) reference check and background check, and upon proof of your right to work in the US. Your employment with the Company is further subject to the terms and conditions specified in “Attachment A” to this letter. This offer of employment is valid for seven days. Orientation and training for new employees are on Mondays so, if you choose to accept this offer of employment, please return your offer letter by the Wednesday prior to your Monday start date.

This letter and Attachment A set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter and its attachments may not be modified or amended except by a written agreement signed by the President of the Company and you.

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We are very excited about you joining our team and look forward to a mutually rewarding relationship.

By signing below you are accepting the Company’s offer of employment pursuant to the terms and conditions specified in this letter and in Attachment A. After signing and dating this letter below, please return all pages by email, mail, or to our confidential fax (408-543-1505).

Sincerely,	Agreed to and accepted by:

/s/ David Barber	Signature:	/s/ Glen Griffiths
David Barber For:	Print Name:	Glen Griffiths
KR Sridhar	Date:	10/19/2014
President and CEO	Start Date:	12/1/2014
Bloom Energy Corporation

1252 Orleans Drive, Sunnyvale, CA 94089 T 408 548 1500 F 408 543 1501 www.bloomenergy.com

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